SCHEDULE 14A

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WNC HOUSING TAX CREDIT FUND IV, L.P., SERIES 1, L.P.
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WNC HOUSING TAX CREDIT FUND IV, L.P., SERIES 1
17782 Sky Park Circle
Irvine, California 92614
(714) 662-5565, Extension 600

September 19, 2012

Dear Holders of Units of Limited Partnership Interest (“Limited Partners”):

Enclosed please find a Consent Card for you to complete and forward.

You own Units of Limited Partnership Interest in WNC Housing Tax Credit Fund IV, L.P., Series 1 (the “Partnership”). We are writing to request your consent to authorize WNC Tax Credit Partners IV, L.P., as the general partner of the Partnership, to sell an apartment complex in which the Partnership has an interest.

In connection with the proposed sale, attached are a Notice for Action by Written Consent, a Consent Solicitation Statement, which contains important information relating to the proposed sale, and a Consent Card with a return envelope. You are urged to read the Consent Solicitation Statement carefully. If you are in doubt as to how to deal with the matters described in the Consent Solicitation Statement, you should consult your financial advisor.

If you want your vote to be represented, you should complete the enclosed Consent Card and sign, date and return it promptly in the enclosed postage-paid envelope, or in another manner set forth in the section of the attached Consent Solicitation Statement entitled “Voting Procedures.” Please note that this solicitation will expire no later than 5:00 p.m. (Pacific Time), on November 16, 2012.

Sincerely,

WNC Tax Credit Partners IV, L.P.,
General Partner

714.662.5565 714.662.4412 F 17782 Sky Park Circle, Irvine, California 92614
wncinc.com

WNC HOUSING TAX CREDIT FUND IV, L.P., SERIES 1

NOTICE FOR ACTION BY WRITTEN CONSENT OF LIMITED PARTNERS

To the Limited Partners of WNC Housing Tax Credit Fund IV, L.P., Series 1 (the “Partnership”)

We are writing to request your consent to an amendment of the Partnership’s agreement of limited partnership. The amendment would authorize the general partner of the Partnership to approve the sale of a Partnership investment. The proposed amendment and sale are set forth in the accompanying Consent Solicitation Statement.

Because you are a holder of units in the Partnership, we are asking for your consent. Please carefully review the information in the enclosed Consent Solicitation Statement before voting. If you have any questions or require assistance in completing the enclosed Consent Card, please call WNC & Associates, Inc. Investor Services, at 714-662-5565, Extension 600.

DATED at Irvine, California, September 19, 2012.

WNC Tax Credit Partners IV, L.P.,
General Partner

IMPORTANT: YOUR PARTICIPATION IS VERY IMPORTANT. PLEASE COMPLETE THE ENCLOSED CONSENT FORM AND SIGN, DATE AND RETURN IT PROMPTLY BY MAIL OR FAX. FAILURE TO RETURN THE ENCLOSED CONSENT CARD WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE PROPOSAL.

CONSENT SOLICITATION STATEMENT

PROPOSED ACTION BY WRITTEN CONSENT OF LIMITED PARTNERS OF
WNC HOUSING TAX CREDIT FUND IV, L.P., SERIES 1

September 19, 2012

INTRODUCTION

The limited partners (the “Limited Partners”) of WNC Housing Tax Credit Fund IV, L.P., Series 1 (the “Partnership”) are being asked by the Partnership and its general partner, WNC Tax Credit Partners IV, L.P. (the “General Partner”) to consider and approve by written consent an amendment to the Partnership’s Agreement of Limited Partnership (the “Proposal”). The Proposal would permit the sale of an apartment community in which the Partnership has an interest. An affirmative vote to amend the Partnership’s Agreement of Limited Partnership is also an affirmative vote for the sale of the apartment community. There will not be a separate vote on the sale itself. The Partnership and the General Partner recommend approval of the Proposal.

The Partnership was formed in 1993 to raise capital through the sale of its units of limited partnership interest (the “Units”) and invest the net proceeds in entities (the “Local Limited Partnerships”) owning apartment complexes generating Federal low income housing tax credits. The Partnership invested in a total of 21 Local Limited Partnerships, including Hidden Valley Limited Partnership, a New Mexico limited partnership (“Hidden Valley”), and has sold 10 of them, seven to a third party and three to the local general partner of the Local Limited Partnership. Additionally, one Local Limited Partnership has sold its Apartment Complex to the Local General Partner. Net sale proceeds from the 11 sales in the aggregate amount of approximately $498,000 were used by the Partnership to pay fees accrued to and advances from the General Partner in the amount of approximately $350,000, and the balance was used to fund reserves.

In the aggregate, the original Limited Partners have received a Federal tax credit return of approximately 145.8% of invested capital.

The Partnership is governed by its Agreement of Limited Partnership dated as of May 4, 1993, as amended to date (the “Partnership LPA”).

The apartment community which is the subject of this consent solicitation is owned by Hidden Valley. The general partner of Hidden Valley is Western States Housing Corporation, a New Mexico corporation (the “Local General Partner”). The Local General Partner is not an affiliate of the General Partner.

Hidden Valley owns the Hidden Valley Apartments located in Gallup, New Mexico (the “Property”). Consistent with the investment objectives of the Partnership, the Property qualified for Federal low income housing tax credits under the Internal Revenue Code for a 10-year period. The credit period has expired, and no further credits are being generated by the Property. The 15-year Federal compliance period has also expired, so there would be no credit recapture upon a transfer of the Property.

In addition to Hidden Valley, the Local General Partner is the local general partner in other local limited partnerships invested in by investment funds syndicated by the General Partner. A limited partnership (the “Purchaser”) that is not affiliated with the General Partner but is affiliated with the Local General Partner has been or will be formed to purchase the Property. The Local General Partner, through another newly-formed entity, also is seeking to purchase one of the apartment complexes owned by another WNC-investment fund. The Purchaser is expected to engage Community Preservation Partners, LLC, an affiliate of the General Partner, to act as developer (the “Developer”) for the Property and the property of the other investment fund in connection with the development and rehabilitation thereof. See “CONFLICTS AND OTHER SPECIAL FACTORS” below.

The total purchase price being offered for the Property is $1,450,000. The outstanding mortgage balance, including accrued interest, was approximately $1,402,000 as of December 31, 2011, based on the audited financial statements provided to the Partnership by the Local General Partner.

Consistent with the Partnership’s objectives, the Property has generated passive losses from its operations. For many Limited Partners who are individuals, the tax benefits of such passive losses are available only upon the sale of the Property and the termination of Hidden Valley. The sale of the Property and the termination of Hidden Valley could allow Limited Partners to use passive losses previously allocated to them and related to Hidden Valley but not used. An individual Limited Partner’s passive losses from the Property in most cases should be available to offset some or all of the gain from the sale of the Property and the termination of Hidden Valley. The use of the passive losses to offset such gain is in addition to the benefits the Limited Partners have already received from claiming the low income housing tax credits of Hidden Valley.

Each Limited Partner is urged to consult his, her or its own tax advisor as to the specific tax consequences to the Limited Partners of a sale of the Property and the termination of Hidden Valley.

HIDDEN VALLEY AND THE PROPERTY

In 1994, the Partnership invested approximately $412,000 in Hidden Valley. Hidden Valley developed the Property, a 40-unit low-income housing apartment complex located in Gallup, New Mexico. Gallup is a rural city in McKinley County, identified as a low-income area. Hidden Valley obtained one permanent mortgage loan, the outstanding balance of which was approximately $1,402,000 as of December 31, 2011. The Property is encumbered by a deed of trust in favor of United States Department of Agriculture, Farmers Home Administration (now known as Rural Development) (“Rural Development”). The loan is for an original term of 50 years, is being amortized over a period of 50 years, and matures in 2044. The loan bears interest at the stated rate of 7.25% per annum, which is reduced to a rate of 1% per annum by a Rural Development interest rate subsidy. This Rural Development loan cannot be prepaid. There is also a rental assistance payment plan in place from Rural Development covering 38 of the apartment units, which is renewed annually. The transfer of the Property is subject to the approval of Rural Development.

PROPOSAL – AMENDMENT TO PARTNERSHIP LPA

Generally, the Partnership LPA permits the Partnership to sell its properties without the consent of the Limited Partners. And the Limited Partners have previously approved a Plan of Liquidation for the Partnership that authorizes the sale of all of the Partnership’s assets. However, the Partnership LPA does not permit the sale of the Property to a Purchaser wherein affiliates of the General Partner will obtain compensation assisting in the acquisition, development, rehabilitation and operation of the Property and/or may be limited partners. A complete statement of the Proposal is as follows:

“Section 5.3.5.  Notwithstanding the provisions of Section 5.3.2(vi) or any other Section hereof, the Local Limited Partnership known as Hidden Valley Limited Partnership, a New Mexico limited partnership, shall be permitted to sell its Property and all improvements thereon, together with the replacement reserve, for a purchase price of at least $1,450,000, to an unaffiliated purchaser or to a purchaser wherein one or more

Affiliates of the Local General Partner or the General Partner could be general partners and/or limited partners and/or could obtain compensation for services rendered in the acquisition, development, rehabilitation and operation of such Property.”

The Purchaser will purchase the Property, the leases and all other tangible and intangible property related thereto, including tenant deposits and the replacement reserves which Rural Development required the Partnership to maintain. The replacement reserves were in the amount of approximately $64,000 as of December 31, 2011.

       If the Proposal is approved and the sale is consummated, the current expectation is that the Purchaser will engage the Developer to act as developer for the development and rehabilitation of the Property in accordance with the requirements of the Internal Revenue Code provisions addressing low income housing tax credits. In connection therewith the Developer would receive compensation from the Purchaser.  The Internal Revenue Code requires each state to adopt a Qualified Allocation Plan (“QAP”) for the state to use in determining which proposed projects will receive allocations from the state’s pool of low income housing credits. Under the QAP of the State of New Mexico, the maximum developer fee for the proposed development is an amount equal to 10% of the eligible basis of the development. Under this formula, it is anticipated that the Developer would receive a development fee of approximately $256,000, although it would be less than such amount if the eligible basis were less than anticipated. The Developer expects that approximately 65% of the fee it receives will represent profit.

If the Purchaser successfully develops the Property the current expectation is that the Purchaser will conduct a competitive bidding process among syndicators for the opportunity to syndicate the federal low income housing tax credits the Property would generate. If so, WNC & Associates, Inc. likely would participate in the bidding process, and if successful, one or more of its affiliates would be limited partners in the Purchaser. These limited partners are yet to be determined.

The Developer does not and has not provided services to the Partnership.

REASONS FOR THE SALE

Before recommending the sale, the General Partner considered the benefits and risks associated with continuing the Partnership’s investment in Hidden Valley. The General Partner recommends the proposed sale for the following reasons:

•	The sale is consistent with the Plan of Liquidation previously approved by the Limited Partners
•	Hidden Valley no longer generates low income housing tax credits
•	It is now possible to sell the Property without a recapture of prior tax credits
•	The sale may allow Limited Partners to use their unused passive losses to offset the gain from the sale
•	The Property is more than 16 years old and is in need of capital improvements and upgrades
•	Maintenance and administrative expenses associated with an aging apartment community will continue to increase
•	The permanent financing for Hidden Valley has a prepayment restriction that prohibits refinancing

The Partnership and the General Partner have decided to recommend the sale of the Property to the Purchaser on the proposed terms. The Partnership’s objective was to derive low income housing tax credits from its investment in the Property, and no further credits can be earned without the infusion of substantial capital for rehabilitation of the Property in accordance with the requirements of the Federal low income housing tax credit program and an award of credits from the State of New Mexico. The Partnership does not have the necessary capital. The sale of the Property pursuant to the Proposal is for a price of $1,450,000, which exceeds the outstanding mortgage balance. The income tax liability should be offset to the extent that a Limited Partner has unused passive losses attributable to the Hidden Valley investment or other sources.

In recommending approval of the Proposal, the General Partner believes it is important to note that the Property’s only realistic use is as low income housing, based primarily on its location in a low income community and its original design as low income housing with very basic amenities.

ANTICIPATED DISTRIBUTIONS AND ALLOCATIONS

The schedules comprising Attachment No. 1 hereto include tabular presentations of the anticipated results of the proposed sale of the Property and the termination of Hidden Valley, and the distribution of cash and allocation of gain to the various involved parties. The schedules set forth a calculation of the anticipated net sales price, including estimated closing costs. They also present the total assets held by Hidden Valley as of the date set forth, including cash and reserves, and the total liabilities of Hidden Valley as of the date set forth, including the mortgage. It is anticipated that the Limited Partners will not receive any distributions from the sale.

In reviewing Attachment No. 1, Limited Partners should bear in mind that the Partnership’s investment in Hidden Valley is through a two-tier structure. The schedules illustrate how anticipated net proceeds of the proposed sale would be allocated between the Partnership and the Local General Partner (who is not affiliated with the General Partner) at the Hidden Valley level. At the Partnership level, the Partnership LPA provides that distributions to the Partnership by Hidden Valley be used in the following order: to pay Partnership expenses (if any) in connection with the sale; to pay the debts and obligations of the Partnership; and to fund Reserves. Any amount remaining after such uses would be distributed to the Limited Partners until they have received a return of their capital contributions. The Partnership has liabilities on its books due to the General Partner and its affiliates (consisting of accrued annual Partnership management fees and advances for Partnership expenses) in the aggregate of approximately $94,000 as of July 31, 2012, and Partnership reserves of approximately $109,000 as of July 31, 2012. The Partnership LPA states that the General Partner is entitled to an annual Asset Management Fee in connection with the administration of the affairs of the Partnership. Any unpaid Asset Management Fee accrues and is paid in subsequent years. Since commencement of the Partnership in 1993, the General Partner has not been paid its full annual Asset Management Fee for the work it has done for the Partnership. The distribution to the Partnership from the sale of the Property is not adequate to pay the accrued liabilities due to the General Partner. The General Partner intends to use all of the Partnership’s distribution to pay its liabilities to the General Partner.

The General Partner estimates that tax results from the sale of the Property and the Liquidation allocated to the Limited Partners would be in the amount of approximately $41.43 per Unit, of which the General Partner estimates (i) $(4.91) would constitute ordinary loss, and (ii) $46.34 would constitute Section 1250 gain. Under current law, Section 1250 gain is taxed at a maximum rate of 25%, ordinary income is taxed at a maximum rate of 35%, long-term capital gain is taxed at a maximum rate of 15% and capital loss is deducitible to the extent of capital gain plus $3,000 per year, except that net capital loss may be recharacterized under Section 1231 of the Internal Revenue Code as ordinary loss. California taxes income at a maximum rate of 9.3% (10.3% for very high income taxpayers). The General Partner has not obtained any opinion of tax counsel in this regard, and Limited Partners are urged to consult their individual tax advisors for assistance in this regard, including the availability of unused passive losses to pay such gain. Limited Partners should also consider the impact of state income taxes with their advisors, including the laws of states other than California.

The foregoing information is presented solely for the purpose of evaluating the Proposal. All amounts (other than the gross sales price) are estimates only. All computations are based upon assumptions which may or may not prove to be accurate and should not be relied upon to indicate the actual results which may be attained. Assumptions include the dates of sale of the Property and termination of Hidden Valley, and the results of Hidden Valley and Partnership operations through such dates.

CONFLICTS AND OTHER SPECIAL FACTORS

A number of special factors apply to the Proposal. Some are described elsewhere in this Consent Solicitation Statement. Limited Partners are urged to read all of this Consent Solicitation Statement carefully. The General Partner believes that the best use of the Property is its continued rental as low income housing. This is based on the Property’s location and the economy of Gallup, the quality of the Property construction, and rental market conditions. Further, there is an original restricted use agreement to which the Property is subject and which is effective for at least another 31 years.

The Local General Partner presented the offer to the Partnership, after consultation with the Developer. Neither the Local General Partner nor the Purchaser is affiliated with the General Partner, although the Local General Partner and its affiliates have had and are expected to have other business dealings with the Local General Partner. The Developer was engaged or will be engaged by the Purchaser. The Developer is not an affiliate of the Local General Partner. In addition to Hidden Valley, the Local General Partner is the local general partner in other local limited partnerships invested in by investment funds syndicated by WNC. The Local General Partner, through another newly-formed entity, also is seeking to purchase one of the apartment complexes of another WNC-investment fund in addition to the Property. The proposed sale of the Property is similar to the proposed sale of such other property. WNC expects to request the opportunity to syndicate the new federal low income housing tax credits expected to be allocated to each of the two properties by the State of New Mexico in connection with the rehabilitation of those properties to be conducted by the Developer and the respective purchasers.

The General Partner obtained an appraisal of the Property from an independent third party in August 2011. The appraisal is an opinion of “as is” market value, subject to restricted rents, of the fee simple estate, and reflects an appraised value of $920,000. In May 2012, an appraisal jointly addressed to the Local General Partner, the Developer and Rural Development was received. The May 2012 appraisal in an opinion of “as is” market value, subject to restricted rents, of the fee simple estate, and reflects and appraised value of $875,000. Although, in the absence of open-market bidding, there can be no absolute guarantee that the Purchaser’s sales price is the highest price that could be obtained, the General Partner believes the proposed sales price is fair. In accepting the Purchaser’s proposal to purchase the Property, and in accepting the offer made to the other WNC-investment fund, the General Partner did not seek other buyers.

The Local General Partner will not receive a sales preparation fee for the sale of the Property.

The General Partner has consented to the Proposal, subject to the approval of the Limited Partners by majority in interest. In doing so, the General Partner was faced with conflicts of interest. As discussed above, the Developer is an affiliate of the General Partner.  It is expected that the Purchaser will have one or more general partners which are not affiliated with the General Partner, but may have limited partners that are affiliated with the General Partner. These limited partners are yet to be determined. These limited partners would be limited partnerships or limited liability companies having general partners or managers that are affiliated with the General Partner. These general partners are yet to be determined. These general partners would receive compensation from their limited partnerships / limited liability companies.

CONTINGENCIES

There are several contingencies to the consummation of the proposed sale of the Property. The proposed sale would not be consummated if Rural Development does not consent to the transfer, or the Purchaser does not complete the sale for other reasons, including economic infeasibility.

If the contingencies described above are satisfied, the General Partner anticipates that the Purchaser would proceed with the transaction as discussed herein. If the Purchaser proceeds with the transaction as discussed herein, the General Partner estimates that the transaction could be closed by the end of 2012. Upon the closing, the Limited Partners would be entitled to use their unused passive losses as discussed herein. Of course, there can be no absolute guarantee in this regard.

The General Partner will consider approval of the Proposal to be effective for a maximum period of one year following the Action Date (as defined under “Voting Rights and Procedures” below).

If the Proposal is not approved, the General Partner would consent to the sale of the Property, but the Developer would not be involved in the development and rehabilitation of the Property, and WNC would not be involved in the resyndication effort.

VOTING RIGHTS AND PROCEDURES

The only outstanding voting security of the Partnership is the Units.

All Limited Partners as of September 19, 2012 (the “Record Date”) are entitled to notice of and to vote on the Proposal. As of September 19, 2012, there were 9,982 Units outstanding and 728 Limited Partners or assignees entitled to vote such Units. The Proposal will require the favorable vote of a majority-in-interest of the Limited Partners.

As of the Record Date, no person or group of related persons is known by the Partnership to be the beneficial owner of more than 5% of the Units. Neither the General Partner, nor any of its affiliates, owns any of the Units.

No meeting will be held with regard to the Proposal or the solicitation of the Limited Partners. Voting may be accomplished by any one of the following methods:

1.           Mark, date and sign the enclosed Consent Card and mail it in the enclosed postage paid envelope to:

Publicease
500 Perimeter Drive, Suite D
Morrisville, NC  27560

2.           Mark, date, sign and fax the enclosed Consent Card to Publicease at 202-521-3464.

3.           Using the Internet, log on to https://www.iproxydirect.com/NF41 and follow the instructions to create an electronic voting instruction form.

Only Written Consents received prior to the close of business on the date (the “Action Date”) which is the earlier of: (1) the date on which the Partnership receives approval and/or disapproval of the Proposal from a majority-in-interest of the Limited Partners, or (2) November 16, 2012, will be counted. However, Limited Partners are urged to return their Written Consents at the earliest practicable date.

The Partnership’s offices are located at 17782 Sky Park Circle, Irvine, California 92614, and its telephone number is (714) 662-5565. Please contact the Partnership if you have any questions.

If a Limited Partner has delivered an executed Written Consent to the Partnership, the Limited Partner may revoke such Written Consent no later than the close of business on the date immediately preceding the Action Date. As of the Action Date, the Proposal will either be approved or disapproved. The only method for revoking a Written Consent is by the delivery to the Partnership prior to the Action Date of a written instrument executed by the Limited Partner who executed the Written Consent stating that the Written Consent previously executed and delivered is thereby revoked. Other than the substance of the revocation so described, no specific form is required for such revocation. An instrument of revocation will be effective only upon its actual receipt by the Partnership prior to the Action Date at the Partnership’s offices.

Under California law, there are no rights of dissenters with regard to the Proposal.

This solicitation is being made by the Partnership and the General Partner. The cost of this solicitation of Written Consents is being borne by the Partnership. Such solicitation is being made by mail and, in addition, may be made by officers and employees of the General Partner, either in person or by telephone or email.

This Consent Solicitation Statement has been filed with the Securities and Exchange Commission. However, the Proposal has not been approved or disapproved by the SEC nor has the SEC passed upon the fairness or merits of the Proposal nor upon the accuracy or adequacy of the information included herein. Any representation to the contrary is unlawful. This Consent Solicitation Statement and the enclosed form of Action By Written Consent of Limited Partners were first sent to the Limited Partners on or about September 19, 2012.

Attachment No. 1

Hidden Valley Limited Partnership
PROPOSED DISTRIBUTION OF CASH PROCEEDS AND GAIN CALCULATIONS AND LIQUIDATION FROM SALE

DISTRIBUTION OF SALE AND LIQUIDATION PROCEEDS

	Gross Sales Price	$1,450,000
	Less: Selling Costs - 1%	$14,500
	Net Sales Price	$1,435,500
	Plus: Replacement Reserves	$0
	Net Cash Proceeds Available to Partners	$1,435,500
11.2(a)	Less: Mortgage	$1,401,554
11.2(b)	Less: Any other Priority Debt	$0
11.2(c)	Less: Loans by General Partner	$722
11.2(c)	Less: Loans by Limited Partner	$0
11.2(d)	Less: Fund reserves deemed necessary by General Partner	$0
	Remainder:	$33,224

	Allocable Split between GP and LP in accordance with Capital Accounts
11.2	Allocation to General Partner	$23,326
11.2	Allocation to Limited Partner*	$9,898
		$33,224

*Total funds to flow to Upper Tier		$9,898

Projected Gain Calculation

Net Sales Price			$ 1,435,500
Adjusted Basis of Property			$ 966,262
Taxable Gain on Sale of Property			$ 469,238

Allocation of Gain by Federal Tax Rate	LPs	GPs	Total
Ordinary Income 35%	$ (49,621)	$ (501)	$ (50,122)
Gain (Unrecaptured IRC Section 1250 Gain) 25%	$ 468,123	$ 1,114	$ 469,237
Long Term Capital Gain 15%	$ -	$ -	$ -
	$ 418,502	$ 613	$ 419,115

Projected Sale/Liquidation Summary For Limited Partner

	Total	Original
	$ 413,040	$ 413,040
	LP Investment	Investment
Projected Partners' Cash Distribution	$ 9,898	$ 9,898

Approximate Federal (Tax)/ Tax Savings (see rates above)	$ (99,663)	$ (99,663)
Approximate California (Tax)/ Tax Savings (9.3%)	$ (38,921)	$ (38,921)
Approximate Net (Tax)/ Tax Savings	$ (138,584)	$ (138,584)

Net (Tax)/Tax Savings Plus Cash Distribution	$ (128,686)	$ (128,686)

NOTES:  The projections are based on data and information, and assumptions, as indicated.  The achievement of any projection is dependent on the occurrence of future events and cannot be assured.  The actual results may vary from the projections.   Projections based on original investment and assumes such investment was held for the entire term of Hidden Valley Limited Partnership.  Therefore, this analysis may not accurately project actual benefits on units that were transferred, split or sold.

WNC Housing Tax Credit Fund IV, LP, Series 1
PROPOSED DISTRIBUTION OF CASH PROCEEDS AND GAIN CALCULATIONS AND LIQUIDATION FROM SALE

DISTRIBUTION OF SALE AND LIQUIDATION PROCEEDS

	Cash Proceeds from lower tier:	$9,898
(i)	Less: Sale expenses	$9,898
(ii)	Less: Payment of debts and obligations of the Partnership	$0
(iii)	Less: Funding of necessary reserves	$0
	Sale Proceeds:	$0

	Less:
4.2.1(i)	First: To the Limited Partners in an amount equal to their Adjusted Capital Contribution	$0
	Remainder:	$0

	Less:
4.2.1(ii)	Second: To the Limited Partners in an amount equal to a return in capital	$0
	Remainder:	$0

4.2.1(iii)	Less:
	Third: To the General Partners in an amount equal to their Adjusted Capital Contribution	$0
	Remainder:	$0

	Allocable Split between GP and LP
4.2.1(iv)	Allocation to General Partner	$0
4.2.1(iv)	Allocation to Limited Partner	$0
		$0

Projected Gain Calculation

Allocation of Gain by Federal Tax Rate	LPs	GPs	Total
Ordinary Income (IRC Section 1245 Recapture) 35%	$ (49,125)	$ (496)	$ (49,621)
Gain (Unrecaptured IRC Section 1250 Gain) 25%	$ 463,442	$ 4,681	$ 468,123
Long Term Capital Gain 15%	$ -	$ -	$ -
	$ 414,317	$ 4,185	$ 418,502

Projected Sale/Liquidation Summary For Limited Partner

	Total	Original
	$ 10,000,000	$ 1,000
	LP Investment	Investment
Projected Partners' Cash Distribution	$ -	$ -

Approximate Federal (Tax)/ Tax Savings (see rates above)	$ (98,667)	(99)
Approximate California (Tax)/ Tax Savings (9.3%)	$ (38,531)	$ (38.53)
Approximate Net (Tax)/ Tax Savings	$ (137,198)	$ (138)

Net (Tax)/Tax Savings Plus Cash Distribution	$ (137,198)	$ (138)

NOTES:  The projections are based on data and information, and assumptions, as indicated.  The achievement of any projection is dependent on the occurrence of future events and cannot be assured.  The actual results may vary from the projections.   Projections based on original investment and assumes such investment was held for the entire term of WNC Housing Tax Credit Fund IV, LP, Series 1.  Therefore, this analysis may not accurately project actual benefits on units that were transferred, split or sold.

WNC Housing Tax Credit Fund IV, L.P., Series 1 (the "Partnership") Solicited by the General Partner on behalf of the Partnership.
CONTROL ID:
REQUEST ID:

The undersigned hereby acknowledges receipt of a copy of the accompanying Notice for Action by Written Consent and the Consent Solicitation Statement of the Partnership dated September 19, 2012 and hereby revokes any consent or consents heretofore given. This consent may be revoked at any time before 5:00 p.m. (Pacific Time), on the earlier of the date on which Limited Partners approve Proposal 1, or November 16, 2012, unless the solicitation period is extended by the Managing General Partner in its sole discretion (“Expiration Date”). The undersigned, as record holder of ____ units of limited partnership interest in the Partnership, hereby takes the following actions with respect to all the units of limited partnership interest in the Partnership held by him, her or it as follows:

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

CONSENT VOTING INSTRUCTIONS
If you vote by fax or internet, please DO NOT mail your Consent Card.

MAIL:	Please mark, sign, date, and return this Consent Card promptly using the enclosed envelope.
FAX:	Complete the reverse portion of this Consent Card and Fax to 202-521-3464.
INTERNET:	https://www.iproxydirect.com/NF41. Have this proxy card in hand when you access the website and follow the instructions to create an electronic voting instruction form.

WNC Housing Tax Credit Fund IV, L.P., Series 1		PLEASE COMPLETE, DATE, SIGN AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE: ☒

Proposals	à	FOR	AGAINST	ABSTAIN

1.            An amendment to the Partnership’s Agreement of Limited Partnership to permit the sale of the Property of the Local Limited Partnership known as Hidden Valley Limited Partnership, a New Mexico limited partnership, and all improvements thereon, together with the replacement reserve, for a purchase price of at least $1,450,000, to an unaffiliated purchaser or to a purchaser wherein one or more Affiliates of the Local General Partner or the General Partner could be general partners and/or limited partners and/or could obtain compensation for services rendered in the acquisition, development, rehabilitation and operation of such Property, as specifically set forth under “Proposal – Amendment To Partnership LPA” in the accompanying Consent Solicitation Statement.

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CONTROL REQUEST ID:
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This Written Consent, when properly executed and returned to the Partnership, will be voted in the manner directed herein by the undersigned. IF NO DIRECTION IS MADE FOR THE PROPOSAL, THIS CONSENT, IF SO EXECUTED AND RETURNED, WILL BE VOTED FOR THE PROPOSAL. When units are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, give full legal title as such. If a corporation, sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

ALL CONSENTS MUST BE RECEIVED BY 5:00 P.M., PACIFIC TIME, ON THE EXPIRATION DATE.

IMPORTANT: This Consent Card must be signed exactly as your name appears hereon. If more than one name appears, all persons so designated should sign. Attorneys, executors, administrators, trustees and guardians should indicate their capacities. If the signer is a corporation, please print full corporate name and indicate capacity of duly authorized officer executing on behalf of the corporation. If the signer is a partnership, please print full partnership name and indicate capacity of duly authorized person executing on behalf of the partnership.

Dated: ________________________, 2012

(Print Name of Limited Partner and/or co-Limited Partner

(Signature of Limited Partner)

(Second Signature if held jointly)